================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934






[x]  Filed by the Registrant

[_]  Filed by a Party other than the Registrant

Check the appropriate box:



[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          AK STEEL HOLDING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: $

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

================================================================================

AK STEEL HOLDING CORPORATION                          RICHARD M. WARDROP, JR.
703 CURTIS STREET                                        CHAIRMAN AND CHIEF
MIDDLETOWN, OHIO 45043-0001                              EXECUTIVE OFFICER
                                                                  April 7, 1997

To All AK Steel Holding Corporation Common Stockholders:

  It is a pleasure to invite you to the 1997 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. on Thursday, May 15, 1997, at the Ritz-Carlton Hotel, Kansas City, Missouri. Your continuing interest in our Company is appreciated, and I hope that as many of you as possible will attend the meeting.

  Please read the enclosed Notice of Meeting and accompanying Proxy Statement carefully. For those of you who cannot attend the meeting in person, I urge you to participate by completing, signing, and returning your proxy in the enclosed envelope. Your vote is important, and the management of AK Steel appreciates your cooperation in directing proxies to vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 28, 1997, or their duly appointed proxies, and to guests of management. If you or your appointed proxy plan to attend in person, please complete, sign, detach and return the enclosed Request for Admittance card.

  I look forward to seeing you at the Annual Meeting.

                               Sincerely,

                               /s/ Richard M. Wardrop

                               Chairman and  Chief Executive Officer


[LOGO] AK STEEL HOLDING CORPORATION

                         AK STEEL HOLDING CORPORATION
                               703 CURTIS STREET
                            MIDDLETOWN, OHIO 45043

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

  The 1997 Annual Meeting of Stockholders of AK Steel Holding Corporation (the "Company") will be held in Pavillion I of the Ritz-Carlton Hotel, 401 Ward Parkway, Kansas City, Missouri, on Thursday, May 15, 1997 at 10:00 a.m., for the following purposes:

    1. To elect nine directors of the Company; and

    2. To transact such other business as properly may come before the meeting.

  The Board of Directors has fixed March 28, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

                                          By order of the Board of Directors,
                                             John G. Hritz
                                              Secretary

Middletown, Ohio
April 7, 1997

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THAT EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                         AK STEEL HOLDING CORPORATION
                               703 CURTIS STREET
                            MIDDLETOWN, OHIO 45043

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of AK Steel Holding Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 15, 1997 and at any and all adjournments thereof.

  At the meeting, holders of the Company's Common Stock will vote for the election of nine directors. Each duly executed proxy received prior to the meeting will be voted in accordance with the choices specified therein by the stockholder. If no contrary direction is specified, the proxy will be voted FOR the election as directors of the nine nominees listed in this Proxy Statement. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

  The Board of Directors has fixed the close of business on March 28, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, there were issued and outstanding 26,705,792 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held on all matters that come before the meeting.

                             ELECTION OF DIRECTORS

  In accordance with the Company's By-laws, the Board of Directors has fixed the number of directors at nine. If elected, each of the nominees listed below will serve as a director of the Company for a term expiring on the date of the 1998 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. If any nominee is unable to serve, proxies may be voted for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

  Set forth below is information with respect to each of the nine nominees for election as directors. Each of the nominees is presently serving as a director of the Company.

                ALLEN BORN

                Mr. Born, age 63, was elected a director of the Company on March 2, 1995. He is Chairman and Chief Executive Officer of Alumax Inc., having served in those positions since November 1993. For more than five years prior thereto he served as Chairman and Chief Executive Officer of Amax Inc. Mr. Born also is a director of Amax Gold Inc., Cypress-Amax Minerals Company, the National Mining Association, the Aluminum Association and the International Primary Aluminium Institute.

   [PHOTO]

                JOHN A. GEORGES

                Mr. Georges, age 66, a director of the Company since April 7, 1994, is a Senior Managing Director of Windward Capital Partners LLP, a private investment partnership. He is the retired Chairman and Chief Executive Officer of International Paper Company, having served in that position from 1985 to March 1996. He also is a director of International Paper Company, Ryder System Inc. and Warner-Lambert Company. Mr. Georges is a member of The Business Council and a member of the Trilateral Commission. He is President of the University of Illinois Foundation.

   [PHOTO]


                DR. BONNIE GUITON HILL

                Dr. Hill, age 55, a director of the Company since April 7, 1994, is President and Chief Executive Officer of The Times Mirror Foundation and a Vice President of The Times Mirror Company, having been elected to those positions in February 1997. From July 1992 until January 1997, she was Dean of the McIntire School of Commerce at the University of Virginia. She served as Secretary of the State and Consumer Services Agency for the State of California from April 1991 to June 1992. From September 1990 to March 1991, Dr. Hill was the President and Chief Executive Officer of Earth Conservation Corporation. From April 1989 to September 1990, she served as Director of the United States Office of Consumer Affairs and Special Advisor to the President for Consumer Affairs, having previously served as the Assistant Secretary of the United States Department of Education and as Vice-Chair of the United States Postal Rate Commission. She also is a director of Niagara Mohawk Corporation, Hershey Foods Corporation, Louisiana-Pacific Corporation, Crestar Financial Corporation and NASD Regulation, Inc.

   [PHOTO]


                ROBERT H. JENKINS

                Mr. Jenkins, age 54, has been a director of the Company since January 24, 1996. He is President and Chief Executive Officer of Sundstrand Corporation, having been named to that position in September 1995. For more than five years prior thereto, Mr. Jenkins was employed by Illinois Tool Works as its Executive Vice President and in other senior management positions. Mr. Jenkins also serves as a member of the boards of trustees of the Manufacturers Alliance and the National Association of Manufacturers.

   [PHOTO]


                LAWRENCE A. LESER

                Mr. Leser, age 61, a director of the Company since May 17, 1995, is Chairman of The E.W. Scripps Company, having also served as its Chief Executive Officer from July 1985 until May 1996. Mr. Leser also serves as a director of Union Central Life Insurance Company, is a Trustee of Xavier University and is a member of the National Advisory Board of The Chase Manhattan Bank.

   [PHOTO]

                ROBERT E. NORTHAM

                Mr. Northam, age 66, has been a director of the Company since April 7, 1994. He retired as Executive Vice President and Chief Financial Officer of J.C. Penney Company, Inc. in January 1996, having served in that position since February 1982. He also served in the office of the chairman of J.C. Penney Company, Inc. from June 1992 until his retirement. Mr. Northam also serves as a director of Best Products Company, Inc.

   [PHOTO]


                CYRUS TANG

                Mr. Tang, age 67, has been a director of the Company since April 7, 1994. Since 1971, he has served as President and Chief Executive Officer of Tang Industries, Inc., which, together with its affiliates, operates various businesses, including steel distribution and processing, metal stamping and fabrication, ferrous and non-ferrous metal scrap trading and processing, aluminum die casting, extrusions and recycling, wood and steel office furniture manufacturing and pharmaceuticals.

   [PHOTO]


                DR. JAMES A. THOMSON

                Dr. Thomson, age 52, was elected a director of the Company on March 18, 1996. He is the President and Chief Executive Officer of The Rand Corporation, having served in that capacity since August 1989. He also serves as a director of Texas Biotechnology Corporation. Dr. Thomson is a member of the Council on Foreign Relations in New York, the International Institute for Strategic Studies in London, the governing board of the Los Angeles World Affairs Council and the Council of Economic Advisors to the Governor of California.

   [PHOTO]


                RICHARD M. WARDROP, JR.

                Mr. Wardrop, age 51, was elected Chairman of the Board of the Company effective January 27, 1997. He has been a director since March 2, 1995 and Chief Executive Officer since May 16, 1995. Mr. Wardrop also served as President of the Company from April 7, 1994 until March 20, 1997. From June 1992 to April 7, 1994, Mr. Wardrop served as Vice President-Manufacturing of the Company's predecessor, Armco Steel Company, L.P. ("ASCLP"). Prior to joining ASCLP, Mr. Wardrop served from January 1992 to May 1992 as Corporate Vice President, Engineering & Purchasing, of Washington Steel Corporation and from July 1990 to December 1991 as a consultant to the President of Quigley Company, Inc., a subsidiary of Pfizer, Inc. and prior thereto as General Manager of U.S. Steel Corporation's Mon Valley Works.

   [PHOTO]


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established an Audit and Finance Committee, a Compensation Committee, a Public Affairs Committee and a Nominating and Governance Committee.

  The Audit and Finance Committee recommends to the Board of Directors the firm of certified public accountants that will be appointed to serve as the independent auditors of the Company's annual financial statements. The Audit and Finance Committee also meets with representatives of that accounting firm and the Company's internal audit staff to review the plan, scope and results of the annual audit and the recommendations of the independent accountants regarding the Company's internal accounting systems and controls. The current members of the Audit and Finance Committee are Messrs. Georges (Chairperson), Born, Northam and Tang.

  The Compensation Committee makes recommendations to the Board of Directors with regard to the Company's compensation and benefits policies and practices. The Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of the Company's principal executive officers and administers the Company's Stock Incentive Plan. The current members of the Compensation Committee are Messrs. Northam (Chairperson), Born and Leser and Dr. Hill.

  The Public Affairs Committee reviews and makes recommendations to the Board of Directors regarding the Company's public affairs policies and practices, including its policies with respect to environmental compliance, employee safety and health and equal employment opportunities. The current members of the Public Affairs Committee are Dr. Hill (Chairperson), Messrs. Georges and Jenkins and Dr. Thomson.

  The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding the size, organization, membership requirements, compensation and other practices and policies of the Board. The current members of the Nominating and Governance Committee are Messrs. Leser (Chairperson), Jenkins and Tang and Dr. Thomson.

ATTENDANCE AT MEETINGS

  During 1996, there were six regular and four telephonic meetings of the Board of Directors, six meetings of each of the Audit and Finance Committee and the Compensation Committee and two meetings of each of the Public Affairs Committee and the Nominating and Governance Committee. Each director attended at least 75% of the meetings of the Board and of each committee of which he or she was a member.

COMPENSATION OF DIRECTORS

  During 1996, each director who is not an employee of the Company received an annual fee of $25,000 for service on the Board of Directors. One-half of that amount was paid in the form of shares of Common Stock of the Company valued at market on the date of issuance and the balance was paid in cash (receipt of which may have been deferred pursuant to a prior election) or, at the director's option, in the form of additional shares of Common Stock. Each director who chairs a committee of the Board of Directors received an additional annual fee of $3,000 for such service. Non-employee directors also were paid a fee of $1,200 for each Board meeting and each committee meeting they attended and were reimbursed for their expenses incurred in attending those meetings. An employee of the Company who serves as a director receives no additional compensation for such service. Non-employee directors are required to retire from the Board at age 70 but are entitled thereafter to an annual retainer equal to the annual director's fee in effect at the time of such retirement, provided that they remain available to the Chairman on a consulting basis. Upon first being elected to the Board, each non-employee director also is granted options under the Company's 1994 Stock Incentive Plan to purchase a total of 5,000 shares of the Company's Common Stock at its then prevailing market price. The options vest on the first anniversary of the date of grant and may be exercised at any time thereafter until the tenth anniversary of the grant date. Effective January 1, 1997, the annual fees for service as a director and committee chair will be $30,000 and $3,600, respectively, and the fee for attendance at a meeting of the Board of Directors or committee will be $1,500.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

  Annual compensation paid to executive officers of the Company consists of salary and cash bonus awards under the Company's Annual Management Incentive Plan. Long-term compensation consists of restricted stock awards and stock options under the Company's 1994 Stock Incentive Plan and payouts in the form of cash and restricted stock under the Company's Long-Term Performance Plan.

  The following table sets forth the cash compensation, as well as certain other compensation, paid or accrued by the Company for each of the past three years to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executives") serving as such at December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                              ANNUAL
                           COMPENSATION         LONG-TERM COMPENSATION
                         ---------------- -----------------------------------
                                                   AWARDS           PAYOUTS
                                          ------------------------ ----------
                                                                                    ALL
                                          RESTRICTED  SECURITIES                   OTHER
     NAME AND                               STOCK     UNDERLYING      LTIP        COMPEN-
PRINCIPAL POSITION       SALARY  BONUS(4) AWARDS(5)  STOCK OPTIONS PAYOUTS(6)    SATION(7)
   AT 12/31/96      YEAR   ($)     ($)       ($)     (# OF SHARES)    ($)           ($)
------------------  ---- ------- -------- ---------- ------------- ----------    ---------
Thomas C.
 Graham (1)         1996 762,500 776,606  2,114,189      50,000    1,200,000(8)   75,480
 Chairman           1995 605,797 595,668    437,812      60,000          --       60,085
                    1994 400,002 481,922  3,525,000     350,000          --       38,875
Richard M.
 Wardrop, Jr.
 (2)
 President
 and Chief          1996 546,875 556,992  1,209,375      80,000      862,500      33,586
 Executive          1995 443,480 436,065    415,312      60,000          --       27,264
 Officer            1994 307,503 370,480    705,000     150,000          --       20,538
Mark G. Essig
 Executive
 Vice Presi-        1996 307,500 303,410    342,656      22,000      315,000      16,319
 dent,              1995 286,668 281,875    207,656      30,000          --       15,222
 Commercial         1994 248,754 242,222    470,000     100,000          --       16,227
Richard E.
 Newsted (3)
 Senior Vice
 President,         1996 236,669 233,522    322,500      21,000      250,000      14,758
 Chief Finan-       1995 219,501 215,831    138,437      20,000          --       13,882
 cial Officer       1994  81,818  79,670    238,000      40,000          --        5,140
James F.
 Walsh
 Vice Presi-        1996 197,337 194,712    201,563      12,500      210,000      10,634
 dent,              1995 129,000 126,843    176,375      24,000          --        6,999
 Manufacturing      1994 107,511  73,281     94,000      20,000          --          335

--------
(1) Mr. Graham served as Chairman until his retirement from the Board of Directors on January 27, 1997.
(2) Mr. Wardrop served as President and Chief Executive Officer throughout 1996. He was elected to the additional office of Chairman upon Mr. Graham's retirement from the Board of Directors on January 27, 1997 and ceased to serve as President on March 20, 1997 upon the election to that office of Mr. James L. Wareham.
(3) Mr. Newsted joined the Company on August 15, 1994.
(4) All amounts shown in this column represent bonuses earned under the Company's Annual Management Incentive Plan.
(5) The dollar value of each restricted stock award indicated in this column is based on the average price of the Company's Common Stock on the date of the award. The amounts shown do not include the value of restricted stock awards representing a portion of the payouts under the Company's Long-Term Performance Plan. All awards shown in this column, other than those to Mr. Graham, were granted pursuant to the Company's 1994 Stock Incentive Plan. The amount shown for Mr. Graham for 1996 represents the dollar value of a restricted stock award of 50,000 shares that was granted in 1996 pursuant to the 1994 Stock Incentive Plan as well as 2,622 restricted stock units paid as dividends on restricted stock units that were granted in 1994. The amount shown for Mr. Graham for 1995 represents the dollar value of a restricted
  --------
  Footnotes continue on following page.

   stock award of 15,000 shares that was granted pursuant to the 1994 Stock Incentive Plan as well as 673 restricted stock units paid as dividends on restricted stock units that were granted in 1994. The amount shown for Mr. Graham for 1994 represents a grant of 150,000 restricted stock units that is more fully described under the caption "Agreements with Principal Officers" on page 9 of this Proxy Statement. The aggregate number of shares of restricted stock (and, in the case of Mr. Graham, restricted stock units) held by the Named Executives at December 31, 1996 and the dollar value thereof (based on the closing price of the Company's Common Stock on December 31, 1996) were as follows: for Mr. Graham--218,295, $8,649,939; for Mr. Wardrop--67,500, $2,674,688; for Mr. Essig--31,000, $1,228,375; for
   Mr. Newsted--19,000, $752,875; and for Mr. Walsh--14,000, $554,750.
   Restricted stock units and restricted stock awards granted to Mr. Graham vested on January 26, 1997. Dividends are paid on shares of restricted stock and restricted stock units to the extent declared and paid on the Company's Common Stock.
(6) The amounts shown in this column represent payouts under the Company's Long-Term Performance Plan for the performance period ended December 31, 1996. Except with respect to Mr. Graham, one half of the amount shown for each Named Executive was paid in cash (receipt of which may have been deferred pursuant to a prior election by such Named Executive) and the balance in the form of an award of shares of restricted stock valued on the basis of the market price of the Company's Common Stock on the date of the approval of the share issuance by the Compensation Committee. Those shares are in addition to shares underlying restricted stock awards granted in 1996 pursuant to the 1994 Stock Incentive Plan but are subject to all of the terms and conditions of that plan and vest with respect to 20% of the shares on each of the first through fifth anniversaries of the award.
(7) The amounts shown in this column for 1996 were derived as follows: (i) for Mr. Graham, $37,355 was attributed to him for imputed income arising out of a Company-provided life insurance plan and $38,125 represents the Company's matching contribution for his account to the Company's thrift plan; (ii) for Mr. Wardrop, $6,042 was attributed to him for imputed income arising out of a Company-provided life insurance plan, $27,344 represents the Company's matching contributions for his account to the Company's thrift plan and $200 was paid to him pursuant to a Company-provided medical plan; (iii) for Mr. Essig, $744 was attributed to him for imputed income arising out of a Company-provided life insurance plan, $15,375 represents the Company's matching contributions for his account to the Company's thrift plan and $200 was paid to him pursuant to a Company-provided medical plan; (iv) for Mr. Newsted, $558 was attributed to him for income arising out of a Company-provided life insurance plan and $14,200 represents the Company's matching contribution for his account to the Company's thrift plan; (v) for Mr. Walsh, $707 was attributed to him for imputed income arising out of a Company-provided life insurance plan, $60 was paid to him pursuant to a Company-provided medical plan, and $9,867 represents the Company's matching contribution for his account to the Company's thrift plan. All premiums for Company-provided life insurance are paid by the Company. Income is imputed to an employee equal in amount to the portion of the premium applicable to coverage exceeding $50,000.
(8) Pursuant to the terms of the Company's Long-Term Performance Plan, Mr. Graham received an additional payment of $1,200,000 (equal to his payout for the performance period ended December 31, 1996) upon his retirement in January 1997, in lieu of any future payouts to which he might otherwise have been entitled in respect of performance periods that commenced prior to his retirement but were scheduled to end subsequent thereto.

STOCK OPTIONS

  Pursuant to its 1994 Stock Incentive Plan, the Company grants to its key employees, including its executive officers, options to purchase shares of its Common Stock. The plan does not provide for, and the Company does not grant, stock appreciation rights.

  The following table sets forth information with respect to stock options granted to the Named Executives in 1996:

                          STOCK OPTION GRANTS IN 1996

                                                                 POTENTIAL
                                                            REALIZABLE VALUE AT
                             PERCENT OF                       ASSUMED ANNUAL
                               TOTAL    EXERCISE              RATES OF STOCK
                     OPTIONS  OPTIONS    PRICE              PRICE APPRECIATION
                     GRANTED GRANTED TO   PER               FOR OPTION TERM(2)
                      (# OF  EMPLOYEES   SHARE   EXPIRATION -------------------
NAME                 SHARES)  IN 1996    ($)(1)     DATE     5% ($)    10% ($)
----                 ------- ---------- -------- ---------- --------- ---------
T.C. Graham......... 50,000     13.9    40.3125   5/15/06   1,267,608 3,212,382
R.M. Wardrop, Jr.... 80,000     22.3    40.3125   5/15/06   2,028,172 5,139,809
M.G. Essig.......... 22,000      6.1    40.3125   5/15/06     557,746 1,413,446
R.E. Newsted........ 21,000      5.9    40.3125   5/15/06     532,395 1,349,199
J.F. Walsh.......... 12,500      3.5    40.3125   5/15/06     316,901   803,093

--------
(1) All options provide for an exercise price equal to the fair market value of the underlying shares as of the date of grant.
(2) The amounts shown in these columns represent the potential appreciation in the value of the options over their stated term of ten years, based upon assumed compounded rates of appreciation of 5% per year (equivalent to 162.89%) and 10% per year (equivalent to 259.37%), respectively. Those amounts are not intended as forecasts of future appreciation, which is dependent upon the actual increase, if any, in the market price of the shares underlying the options, and there is no assurance that the amounts of appreciation shown in these columns will be realized.

  The following table provides information as to options exercised by each of the Named Executives in 1996 and the value of options held by them at year end:

                    AGGREGATE OPTION EXERCISES IN 1996 AND
                      OPTION VALUES AT DECEMBER 31, 1996

                                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                           NUMBER                       OPTIONS AT          IN-THE-MONEY OPTIONS AT
                          OF SHARES                  DECEMBER 31, 1996      DECEMBER 31, 1996($)(1)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
NAME                      EXERCISE   REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ----------- ----------- ------------- ----------- -------------
T.C. Graham.............   350,000    5,318,588       --        110,000           --       708,750
R.M. Wardrop, Jr........       --           --     70,000       170,000     1,036,250    1,272,500
M.G. Essig..............    33,333      543,261    10,000        75,333       118,125      769,578
R.E. Newsted............       --           --     33,334        47,666       338,756      287,492
J.F. Walsh..............       --           --     14,688        35,165       187,514      268,312

--------
(1) Calculated on the basis of the difference between the option exercise price and the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1996 ($39.625 per share).

LONG-TERM INCENTIVE AWARDS

  In 1995, the Company adopted a Long-Term Performance Plan that is designed to increase management's focus on the Company's longer term performance relative to that of a group of six other steel producers--Bethlehem Steel Corporation, Inland Steel Company, Inc., LTV Steel Company, Inc., National Steel Corporation, Nucor Corporation and the U.S. Steel Group of USX Corporation--and to further enhance the Company's ability to retain the services of its key executives.

  Long-term performance is measured on the basis of what the Company deems to be a critical indicator of profitability in the steel industry--operating profit per ton of steel shipped--which, for purposes of the plan, is assessed both cumulatively and annually over a performance period of three years, with a new performance period commencing annually. The initial three-year performance period will end December 31, 1997. In addition, upon inception of the plan, the Board of Directors also provided for a one-time transitional two-year performance period that ended December 31, 1996. Payouts in respect of that transitional two-year performance period are shown in the Summary Compensation Table on page 5.

  Payouts under the plan are made shortly following the expiration of the applicable performance period. No payout is made unless (i) the Company reports net income for the last year of the performance period and (ii) the Company's operating profit per ton ranks at least in the upper 50% of the competitor group either on a cumulative basis over the entire performance period or during the last year of the performance period. The payout to each participating executive is determined by multiplying his annual base salary as of the end of the performance period by an award percentage. A target percentage for each executive is established at or shortly following the beginning of the performance period, subject to the approval of the Compensation Committee. The actual award percentage may be higher or lower than the target percentage, depending upon the Company's performance relative to that of the competitor group during the performance period, and currently ranges from a threshold of 15% of the target percentage to a maximum of 200% of the target percentage. An executive would be entitled to the maximum payout only if the Company's performance ranks first among the competitor group both on a cumulative basis over the entire performance period and during the last year thereof. No payment is made to an executive who has voluntarily resigned or been discharged for cause prior to the expiration of the performance period. Upon retirement, an executive is entitled under the Plan to receive, in lieu of any amounts to which he otherwise might have been entitled in respect of performance periods that commenced prior to his retirement but are scheduled to expire subsequent thereto, a payment equal to his payout for the performance period last ended prior to the date of his retirement. Up to 50% of an executive's payout may be made in the form of an award of shares of restricted stock, which vests with respect to 20% of the shares on each of the first through fifth anniversaries of the award date.

  The following table sets forth information with respect to potential payouts to the Named Executives pursuant to awards granted to them in 1996 under the Company's Long-Term Performance Plan:

                   LONG-TERM PERFORMANCE PLAN AWARDS IN 1996

                             NUMBER OF                      ESTIMATED FUTURE
                              SHARES,    PERFORMANCE           PAYOUTS(3)
                             UNITS OR   PERIOD UNTIL   -------------------------
                               OTHER    MATURATION OR  THRESHOLD TARGET  MAXIMUM
NAME                         RIGHTS(1)    PAYOUT(2)       ($)      ($)     ($)
----                         --------- --------------- --------- ------- -------
T.C. Graham.................     75    1/1/96-12/31/98    (2)      (2)     (2)
R.M. Wardrop, Jr............     75    1/1/96-12/31/98  64,688   431,250 862,500
M.G. Essig..................     50    1/1/96-12/31/98  23,625   157,500 315,000
R.E. Newsted................     50    1/1/96-12/31/98  18,750   125,000 250,000
J.F. Walsh..................     50    1/1/96-12/31/98  15,750   105,000 210,000

--------
(1) The number set forth in this column for each Named Executive is the target percentage specified by the Compensation Committee.
(2) Pursuant to the terms of the plan, upon Mr. Graham's retirement in January 1997, he received a lump-sum payment of $1,200,000 (equal to his payout for the performance period ended December 31, 1996) in lieu of any amounts to which he otherwise might have been entitled in respect of performance periods that commenced prior to his retirement but were scheduled to end subsequent thereto.
(3) For purposes of estimating each Named Executive's future payout, the applicable percentage has been multiplied against the Named Executive's annual base salary as of December 31, 1996. A Named Executive's ultimate payout will be determined by multiplying the applicable award percentage against his actual base salary at December 31, 1998, which may not be the same as that in effect at December 31, 1996.

  In addition to grants of the awards set forth in the foregoing table, the Compensation Committee in 1996 approved modifications to awards granted in 1995 to the Company's key executive officers, including the Named Executives, for the two-year performance period ending December 31, 1996 and the three-year performance period ending December 31, 1997. The modifications, which were based on the recommendations of an independent compensation consultant in light of prevailing levels of executive compensation among the

Company's principal competitors, were made to assure that payouts under the plan for those periods would more appropriately compensate the participants for their contributions to the Company's consistent outperformance of its principal competitors during those periods. For each of Messrs. Graham and Wardrop, the target was increased from 40% to 75%, for Mr. Essig the target was increased from 30% to 50% and for each of Messrs. Newsted and Walsh, the target was increased from 25% to 50%. In addition, for each of the Named Executives the maximum potential payout was increased from 150% of the target to 200% of the target.

AGREEMENTS WITH PRINCIPAL OFFICERS

  On April 4, 1994, concurrently with the consummation of the initial public offering of the Company's Common Stock, the Company and Mr. Graham entered into an employment agreement with a one-year term, renewable automatically for successive one-year terms unless either party were to give to the other 90 days' advance notice of non-renewal. The agreement provided for a minimum annual base salary of $450,000 and entitled Mr. Graham to receive bonuses under the Company's Annual Management Incentive Plan and to participate in various other compensation and benefit plans of the Company. Pursuant to this agreement, Mr. Graham was granted options under the Company's 1994 Stock Incentive Plan to purchase a total of 350,000 shares of Common Stock at the initial public offering price of $23.50. The options became exercisable on April 4, 1995 (one year after the date of grant) and, to the extent not previously exercised, will expire on January 31, 2000 (the third anniversary of Mr. Graham's retirement as an employee of the Company). The Company also granted to Mr. Graham 150,000 restricted stock units, all of which vested upon his 70th birthday (January 26, 1997), shortly after which he received cash in an amount equal to the aggregate fair market value of the shares of Common Stock underlying the units. Dividends on the underlying shares between the grant and vesting dates were accumulated, reinvested for Mr. Graham's account on a pre-tax basis and paid to him in February 1997. The agreement was amended on May 16, 1995 to provide coverage to Mr. Graham under the Company's supplemental retirement plan for which he had previously been ineligible and to credit him with additional years of service for purposes of that plan contingent upon his remaining actively involved in the Company's management until his 70th birthday. Upon his retirement, Mr. Graham began receiving pension benefits, as more fully described below under "Pension Plans."

  Each of the Company's elected officers and certain other key managers is covered by an agreement that provides for severance payments and certain other benefits in the event (a "Triggering Event") of a diminution of the covered employee's salary or responsibility or a termination of the employee's employment other than for cause (as defined in the agreements). The agreements generally provide that upon the occurrence of a Triggering Event, an elected officer (including each of Messrs. Wardrop, Essig, Newsted and Walsh) would be entitled to (i) a lump sum severance payment equal to the salary to which that officer would otherwise have been entitled for a period (the "severance payment period") of 36 months (if the Triggering Event occurs within 24 months following the occurrence of a Change in Control, as defined in the agreements) or 24 months (in the case of a Triggering Event occurring other than within 24 months after a Change in Control); (ii) a lump sum payment under the Company's Annual Management Incentive Plan of a sum equal to the aggregate annual bonuses to which the officer would have been entitled for the applicable severance payment period based upon the bonus actually received by the employee under that plan for the year preceding the Triggering Event; (iii) the immediate vesting and lapse of all restrictions on shares that were the subject of restricted stock awards to the employee under the Company's 1994 Stock Incentive Plan; (iv) the right, for a period of three years following the Triggering Event, to exercise any stock options that were outstanding at the date of the Triggering Event; and (v) continuing coverage under the Company's benefit plans (including life, health and other insurance benefits) for the duration of the applicable severance payment period. For a limited number of executive officers and all key managers other than executive officers, the applicable severance period is 18 months, whether or not the Triggering Event is preceded by a Change in Control. In November 1996, the agreements with certain Senior Executive officers (including the Named Executives currently in office) were amended to provide that, upon either (i) an involuntary termination of employment other than for cause (whether or not preceded by a Change in Control) or (ii) a voluntary termination of employment for good reason (as defined in the agreements) within 24 months following a Change in Control, the officer would be entitled to a further lump sum payment equal to

(and in lieu of) all amounts to which that officer would otherwise have been entitled under the Company's supplemental retirement plan (described below under "Pension Plans"), such payment to be calculated as if he had become fully vested under the plan and had retired at age 60 (or his then actual age, if higher). If the Triggering Event is preceded by a Change in Control and any portion of the required payments to an elected officer becomes subject to the federal excise tax on so-called "parachute payments," the agreement with that officer provides for "gross-up" so that the net amount retained by the officer, after deduction of the excise tax and any applicable taxes on the "gross-up" payment, is not reduced as a consequence of such excise tax.

PENSION PLANS

  The Company's executive officers are eligible for retirement benefits under several plans: (i) a qualified defined benefit plan (the "Defined Benefit Plan") that covers salaried employees whose employment by the Company began on or before December 31, 1991 and provides benefits based on the employee's final average earnings, (ii) a qualified cash balance plan (the "Cash Balance Plan") that covers salaried employees whose employment by the Company began on or after January 1, 1992 and accumulates credits based on the employee's length of service and compensation throughout the period of service, and (iii) a supplemental retirement plan (the "Supplemental Plan") that provides a "make up" of qualified plan benefits that may be denied to participants because of limitations imposed by the Internal Revenue Code of 1986, as amended, as well as supplemental benefits for employees with a minimum of ten years of service, including at least five years of service as a member of key management, subject to a limit on the total benefits that may be paid to a covered participant equal to the lesser of (i) 75% of the participant's highest annual base salary during a defined period preceding retirement or (ii) 45% of the participant's average "covered compensation" (consisting of base salary, bonuses under the Annual Management Incentive Plan and payouts under the Long-Term Performance Plan) during that period.

                       ESTIMATED ANNUAL PENSION BENEFITS

  Each of the Named Executives, and all but three of the Company's other executive officers, commenced employment subsequent to January 1, 1992 and, therefore, each is covered only under the Cash Balance Plan and the Supplemental Plan. The following table sets forth the estimated combined annual retirement benefits (calculated on a straight line annuity basis) that may become payable to a covered participant in the higher compensation classifications, including the Named Executives, under the Cash Balance Plan and the Supplemental Plan, assuming satisfaction of the requisite service requirements at the time of retirement:

           ESTIMATED MAXIMUM BENEFIT               ESTIMATED MAXIMUM BENEFIT
                    BASED ON                                BASED ON
              AVERAGE BASE SALARY                 AVERAGE COVERED COMPENSATION
           -----------------------------        ----------------------------------------
            AVERAGE                                 AVERAGE
              BASE           ESTIMATED              COVERED               ESTIMATED
           SALARY ($)       BENEFIT ($)         COMPENSATION ($)         BENEFIT ($)
           ----------       -----------         ----------------         -----------
             200,000          150,000                600,000               270,000
             300,000          225,000                800,000               360,000
             400,000          300,000              1,000,000               450,000
             500,000          375,000              1,200,000               540,000
             600,000          450,000              1,400,000               630,000
             700,000          525,000              1,600,000               720,000
             800,000          600,000              1,800,000               810,000
             900,000          675,000              2,000,000               900,000
           1,000,000          750,000              2,200,000               990,000

It is anticipated that, so long as annual bonuses under the Management Incentive Plan and payouts under the Long-Term Performance Plan continue to represent the principal contributants to the covered compensation of the Company's executive officers, benefits to those officers, including the Named Executives, will be limited to 75% of his highest annual base salary during the period of his employment. The following table sets forth, as of

December 31, 1996, the number of years of creditable service and the applicable covered compensation and base salary for pension benefit calculation purposes for each of the Named Executives:

                                            YEARS OF      COVERED         BASE
     NAME                                   SERVICE   COMPENSATION ($) SALARY ($)
     ----                                   --------  ---------------- ----------
     T.C. Graham...........................    --(1)     1,607,498      800,000
     R.M. Wardrop, Jr. ....................   4.5        1,174,632      575,000
     M.G. Essig............................   4.4          661,810      315,000
     R.E. Newsted..........................   2.3          554,531      250,000
     J.F. Walsh............................   3.9          346,228      210,000

    --------
    (1) Mr. Graham retired in January 1997, and, pursuant to the terms of his employment agreement (described on page 9) was credited with requisite years of service for purposes of the Supplemental Plan.

  Only three of the Company's executive officers commenced employment with the Company prior to January 1, 1992. Those officers are covered under the Defined Benefit Plan and the Supplemental Plan. The following table sets forth, as of December 31, 1996, the estimated combined annual retirement benefits (calculated on a straight line annuity basis and before a required deduction of a portion of applicable Social Security benefits) that may become payable to a covered participant in the higher compensation classifications under the Defined Benefit Plan and the Supplemental Plan:

        AVERAGE                          YEARS OF SERVICE
        COVERED          -----------------------------------------------------------------
      COMPENSATION          15               20               30                40
      ------------       --------         --------         --------         ----------
       $  500,000        $225,000         $225,000         $236,250         $  315,000
       $  600,000        $270,000         $270,000         $283,500         $  378,000
       $  700,000        $315,000         $315,000         $330,750         $  441,000
       $  800,000        $360,000         $360,000         $378,000         $  504,000
       $  900,000        $405,000         $405,000         $425,250         $  567,000
       $1,000,000        $450,000         $450,000         $472,500         $  630,000
       $1,100,000        $495,000         $495,000         $519,750         $  693,000
       $1,200,000        $540,000         $540,000         $576,000         $  756,000
       $1,300,000        $585,000         $585,000         $614,250         $  819,000
       $1,400,000        $630,000         $630,000         $661,500         $  882,000
       $1,500,000        $675,000         $675,000         $708,750         $  945,000
       $1,600,000        $720,000         $720,000         $756,000         $1,008,000

To the extent that a covered participant's covered compensation substantially exceeds his base salary, annual benefits will be limited to 75% of his highest annual base salary during the period of his employment and, therefore, will be less than the amounts shown in the foregoing table.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 COMPENSATION POLICIES

  The functions of the Compensation Committee (the "Committee") are to review and recommend to the Board of Directors the compensation of the Company's executive officers, to review the duties and responsibilities of those officers, to review the Company's overall compensation and personnel policies, to administer the Company's 1994 Stock Incentive Plan, Long-Term Performance Plan and certain other employee benefit plans, and to review and make recommendations to the Board of Directors with respect to the Company's incentive compensation plans, pension and savings plans and employee retirement policies, benefits and plans. With respect to the Company's executive compensation arrangements, the Committee's goal is to establish a compensation program that strengthens the commonality of interest between management and the Company's stockholders, links compensation with Company performance and enables the Company to attract and retain executives of high caliber and ability.

 EXECUTIVE OFFICER COMPENSATION COMPONENTS

  The key elements of the Company's executive officer compensation program are base salary, bonus awards under the Annual Management Incentive Plan and long-term incentives consisting of awards under the Long- Term Performance Plan and awards of stock options and restricted stock under the 1994 Stock Incentive Plan. Each of these elements is addressed separately below.

 BASE SALARY

  Salary levels are assigned to positions within competitive standards based on job responsibilities and a review of the salary levels for comparable positions at other major corporations, as disclosed in compensation surveys conducted by independent consulting firms. Corporations for which compensation data are included in these surveys include the five largest publicly owned integrated steel companies in the United States, as well as other industrial companies with operations of comparable size and scope to those of the Company.

  Increases in base salary for an executive officer are based on individual performance, Company performance and market compensation trends. The Committee does not rely on any specific formula nor does it assign specific weights to the various factors used in determining base salaries. Strong individual performance and strong Company performance would generally result in above-average increases. Below-market increases or no increases would generally occur in years when individual performance and Company performance are below expectations.

  Each of the Named Executives received an increase in base salary during 1996 which was based upon competitive reviews made by an independent compensation consultant, individual contributions made by the Named Executives and the Company's continuing strong financial performance.

 ANNUAL MANAGEMENT INCENTIVE PLAN

  The Company's Annual Management Incentive Plan is designed to motivate executive officers to focus on both financial and non-financial goals that directly impact shareholders. A bonus award under the plan is expressed as a percentage of base salary that, depending upon the extent to which prescribed targets are achieved or exceeded, may vary from approximately 50% of an executive's base salary at target levels to as much as 125% of base salary for the Chairman, President and Chief Executive Officer or 100% of base salary in the case of any other executive officer. If the minimum specified target is not achieved, no bonus is payable.

  Because the Company's performance for 1996 substantially exceeded each of the financial and non-financial targets, bonus awards for 1996 as a percentage of base salary were approximately 102% for each of Messrs. Graham and Wardrop and approximately 99% for each of the other Named Executives.

 LONG-TERM PERFORMANCE PLAN

  The Company's Long-Term Performance Plan, adopted in 1995 and amended in 1996, is designed to increase management's focus on the Company's performance relative to that of its principal competitors over a multi-year period and to further enhance the Company's ability to retain the services of its key executives.

  Comparative performance--expressed in terms of operating profit per ton of steel shipped--is measured both cumulatively and annually over a performance period of three years, with a new performance period commencing annually. The initial three-year performance period will end December 31, 1997. In addition, upon inception of the plan, provision was made for a one-time transitional two-year performance period that ended December 31, 1996.

  No payout is made unless (i) the Company reports net income in the last year of the performance period and (ii) the Company's operating profit per ton ranks at least in the upper 50% of the competitor group either on a cumulative basis over the entire period or during the last year of the period. The payout to each participating executive is determined by multiplying his annual base salary as of the end of the applicable performance period by an award percentage. A target percentage for each executive is established with the approval of the Committee (based on the recommendation of an independent compensation consultant) at or shortly following the beginning of the performance period. The actual award percentage to be applied at the end of the performance period may be higher or lower than the target percentage, depending upon the Company's performance relative to that of the competitor group during the performance period, and currently ranges from a threshold level of 15% of the target percentage to a maximum of 200% of the target percentage. An executive is entitled to the maximum payout only if the Company's performance ranks first among the competitor group both on a cumulative basis over the entire period and during the last year of the period.

  In 1996, in addition to approving the recommended target percentage awards for the three-year performance period beginning January 1, 1996, the Committee approved modifications to Long-Term Performance Plan awards granted in 1995 to participants in the plan, including the Named Executives. The modifications consisted of increases in the target percentages and the maximum payout (expressed as a percentage of the target percentage) from those established at the inception of the plan in 1995 to more closely correspond to those established for the new three-year performance period that began in 1996. The modifications, which were based on the recommendations of an independent compensation consultant in light of current levels of executive compensation among the Company's principal competitors, were made to assure that payouts under the plan for the performance periods that began in 1995 would more appropriately compensate the participants for the contributions to the Company's consistently increasing outperformance of its principal competitors since the beginning of those periods. In addition, the plan was amended to provide that up to 50% of a participant's payout in any year may be made in the form of shares of restricted stock, with the recipient's rights to those shares vesting at the rate of 20% annually on the first through fifth anniversaries of the payout date.

  Because the Company's operating profit per ton substantially exceeded that of all other companies in the competitor group during 1995 and 1996, each of the participating executives (including each of the Named Executives) received the maximum payout in respect of the performance period that ended December 31, 1996 (which ranged from 100% of base salary at December 31, 1996 in the case of Messrs. Essig, Newsted and Walsh to 150% of base salary at December 31, 1996 in the case of Messrs. Graham and Wardrop).

 STOCK INCENTIVE PLAN

  Grants of stock options and restricted stock awards under the Company's 1994 Stock Incentive Plan are designed to link executive compensation to appreciation in the market price of the Company's Common Stock and to encourage executives to remain in the employ of the Company. Grants of options and restricted stock awards were made during 1996 to each of the executives named in the Summary Compensation Table based upon the recommendations of an independent compensation consultant. These grants are reflected in the Summary Compensation Table.

 COMPENSATION OF CHIEF EXECUTIVE OFFICER

  During 1996 Mr. Wardrop's annual base salary was increased from $500,000 to $575,000. He also received an annual bonus of $556,992 for 1996 pursuant to the Company's Annual Management Incentive Plan based solely upon corporate performance for the year. In addition, pursuant to the 1994 Stock Incentive Plan, during 1996 Mr. Wardrop was granted options with respect to 80,000 shares and restricted stock awards with respect to 30,000 shares. He also received an award under the Long-Term Performance Plan providing a target opportunity equal to 75% of his base salary as of the end of a three-year performance period beginning January 1, 1996 and, as previously noted, his target percentage and maximum payout percentage for the performance periods that began in 1995 were increased. Each of these compensation components was based upon the recommendation of an independent compensation consultant as well as the Committee's recognition of Mr. Wardrop's individual contribution to the Company's exceptional performance during 1995 and 1996, including his significant efforts in respect of the development of the Company's planned Rockport Works finishing facility, which is currently under construction.

 POLICY WITH RESPECT TO DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 per covered executive the deductibility for federal income tax purposes of the annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. Under the provisions of Section 162(m), there may be excluded from the $1,000,000 limit compensation that is determined on the basis of certain performance goals under plans that meet certain specific criteria. Compensation attributable to the exercise of options granted under the 1994 Stock Incentive Plan is excluded from the $1,000,000 limit as a consequence of certain amendments to that plan that were approved by stockholders in 1996. Bonuses paid under the Annual Management Incentive Plan will continue to be excluded from the $1,000,000 limit under applicable transition rules until the Annual Meeting of Stockholders to be held in 1998. Thereafter, bonuses under that plan will be eligible for exclusion from the $1,000,000 limit if certain modifications are made to that plan and it is submitted to and approved by stockholders at the 1998 Annual Meeting. The Committee is currently reviewing the operation of the Company's Annual Management Incentive Plan and its Long-Term Performance Plan in light of the provisions of Section 162(m), to ascertain the extent to which, if at all, the deductibility of compensation under those plans may be limited, taking into account all relevant factors, including the effects of compensation deferral agreements between the Company and its principal executive officers.

                                          The Compensation Committee
                                             Robert E. Northam, Chairman
                                             Allen Born
                                             Dr. Bonnie Guiton Hill
                                             Lawrence A. Leser

COMPENSATION COMMITTEE INTERLOCKS

  The members of the Compensation Committee are not employees of the Company and do not participate in any of the Company's management compensation programs. No member of the Committee is an executive officer of a company of which an executive officer of the Company serves as a director. During 1996, Mr. Graham, the Chairman of the Company until January 27, 1997, was a director and member of the compensation committee of International Paper Company, of which Mr. Georges, a director of the Company, was Chairman and Chief Executive Officer until his retirement on March 31, 1996.

                         COMPARATIVE PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock for the period from March 30, 1994 (the day on which the Company's shares were first publicly traded) through December 31, 1996 with the cumulative total return for the same period of (i) the Standard & Poor's 500 Stock Index and (ii) a peer group consisting of the five largest publicly owned integrated steel companies in the United States (Bethlehem Steel Corporation, Inland Steel Industries, Inc., LTV Corporation, National Steel Corporation and the U.S. Steel Group of USX Corporation). These comparisons assume an investment of $100 at the commencement of the period and reinvestment of dividends. With respect to companies in the peer group, the returns of each company have been weighted to reflect its stock market capitalization relative to that of the other companies in the group.

                            CUMULATIVE TOTAL RETURNS
                    MARCH 30, 1994 THROUGH DECEMBER 31, 1996
                   (VALUE OF $100 INVESTED ON MARCH 30, 1994)


                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                  AMONG THE COMPANY, PEER GROUP, AND S&P 500.

Measurement period
March 30, 1994 through December 31, 1996

                           THE            PEER
                         COMPANY          GROUP         S & P 500
                        ---------       ---------       ---------
Measurement PT -
03/30/94                $ 100.00        $ 100.00        $ 100.00

FYE 12/31/94            $ 130.85        $ 100.88        $ 106.99
FYE 12/31/95            $ 146.43        $  82.74        $ 143.99
FYE 12/31/96            $ 172.30        $  71.35        $ 177.12

                                STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth as of March 28, 1997 information with respect to the beneficial ownership of the Company's Common Stock by (i) each Named Executive of the Company, (ii) each current director and each nominee for election as a director and (iii) all directors and executive officers of the Company as a group.

                                                                   PERCENTAGE OF
                                                    SHARES OWNED    OUTSTANDING
                                                   BENEFICIALLY(1)    SHARES
                                                   --------------- -------------
      Allen Born..................................       6,227           *
      Mark G. Essig...............................      75,598           *
      John A. Georges.............................       6,758           *
      Thomas C. Graham............................     249,796           *
      Dr. Bonnie Guiton Hill......................         878           *
      Robert H. Jenkins...........................       5,513           *
      Lawrence A. Leser...........................       5,564           *
      Richard E. Newsted..........................      63,794           *
      Robert E. Northam...........................       5,878           *
      Cyrus Tang..................................      16,758           *
      Dr. James A Thomson.........................       5,263           *
      James F. Walsh..............................      42,121           *
      Richard M. Wardrop, Jr......................     254,931           *
      All directors and executive officers as
       a group (21 persons).......................     870,633         3.3%

--------
   *Less than 1%.
(1) Includes shares subject to stock options exercisable within 60 days.

OTHER BENEFICIAL OWNERS

  The following table sets forth information with respect to each person known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company:

        NAME AND                                                   PERCENTAGE
         ADDRESS                                                       OF
      OF BENEFICIAL                                   SHARES OWNED OUTSTANDING
          OWNER                                       BENEFICIALLY   SHARES
      -------------                                   ------------ -----------
      The Equitable Companies Incorporated (1).......  1,831,565       6.9%
       787 Seventh Avenue
       New York, New York 10019
      FMR Corp. (2)..................................  2,706,300      10.3%
       82 Devonshire Street
       Boston, Massachusetts 02109
      Kawasaki Steel Corporation.....................  4,255,319      16.1%
       (including subsidiaries)
       Hibiya, Kokusai Building
       2-3 Uchisaiwaicho, 2-Chome
       Chiyoda-Ku, Tokyo 100 Japan
      Neuberger & Berman, LLC (3)....................  1,566,200       6.0%
       605 Third Avenue
       New York, New York 10158
      Vanguard/Windsor Fund, Inc. (4)................  2,604,400       9.9%
       P.O. Box 2600
       Valley Forge, Pennsylvania 19482
      Wellington Management Company (5)..............  3,239,523      12.1%
       75 State Street
       Boston, Massachusetts 02109

--------
(1) Based on information set forth in a statement on Schedule 13G, dated February 12, 1997, The Equitable Companies Incorporated, a holding company for subsidiaries that include an insurance company, broker-dealers registered under the Securities Exchange Act of 1934 and investment advisers registered under the Investment Advisers Act of 1940, has shared or sole power to dispose or direct the disposition of an aggregate of 1,831,565 shares owned by various of those subsidiaries.
(2) Based on information set forth in a statement on Schedule 13G, dated February 14, 1997, FMR Corp., a holding company for subsidiaries that include investment advisers registered under the Investment Advisers Act of 1940, has sole power to dispose or to direct the disposition of an aggregate of 2,706,300 shares. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of all of those shares as a consequence of its acting as investment adviser to several investment companies registered under the Investment Company Act of 1940.
(3) Based on information set forth in a statement on Schedule 13G, dated February 6, 1997, Neuberger & Berman, LLC, a broker-dealer registered under the Securities Exchange Act of 1934 and an investment adviser registered under the Investment Advisers Act of 1940, has shared power to dispose or direct the disposition of an aggregate of 1,566,200 shares held by or for the account of various clients for whom it serves as an investment adviser, with sole or shared power to vote an aggregate of 1,285,900 of those shares.
(4) Based on information set forth in a statement on Schedule 13G, dated February 7, 1997, Vanguard/Windsor Fund, Inc., an investment company registered under the Investment Company Act of 1940, has sole power to vote and shared power to dispose or direct the disposition of an aggregate of 2,604,400 shares.
(5) Based on information set forth in a statement on Schedule 13G, dated January 24, 1997, Wellington Management Company, an investment adviser registered under the Investment Advisers Act of 1940, has shared power to dispose or direct the disposition of an aggregate of 3,239,523 shares owned by various clients for whom it serves as an investment adviser.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own beneficially more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent beneficial owners are required by Rule 16a-3(e) under the Exchange Act to furnish the Company with copies of all reports that they file pursuant to Section 16(a).

  To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners were complied with during the fiscal year ended December 31, 1996.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

  In the ordinary course of business, an affiliate of Tang Industries, Inc., of which Cyrus Tang, a director of the Company, is President and Chief Executive Officer, sells steel scrap to, and purchases finished steel from, the Company on arms'-length terms. During 1996, these sales and purchases aggregated $0.6 million and $21.8 million, respectively.

                                 OTHER MATTERS

  Any proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be submitted in writing, addressed to the Secretary of the Company at its principal executive offices, and received by the Company by December 8, 1997, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting.

  The Company's audited financial statements as of and for the year ended December 31, 1996, together with the report thereon of Deloitte & Touche LLP, independent public accountants, are included in the Company's Annual Report on Form 10-K under the Securities Exchange Act of 1934. A copy of the 1996 Annual Report on Form 10-K, together with the Company's 1996 Summary Annual Report to Stockholders, is being furnished to stockholders together with this Proxy Statement.

  The Board of Directors has selected Deloitte & Touche LLP as the Company's independent accountants for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to comment on the Company's financial statements if they so desire and to respond to appropriate questions.

  This Proxy Statement and the accompanying form of proxy will initially be mailed to stockholders on or about April 7, 1997 together with copies of the 1996 Annual Report on Form 10-K and 1996 Summary Annual Report to Stockholders. In addition, the Company is requesting banks, brokers and other custodians, nominees and fiduciaries to forward these proxy materials and the accompanying reports to the beneficial owners of shares of the Company's Common Stock held by them of record and will reimburse them for their reasonable out-of-pocket expenses for doing so. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee estimated to be $7,000 plus out-of-pocket expenses. Solicitation of proxies also may be made by officers and employees of the Company. The cost of soliciting proxies will be borne by the Company.

  The Board of Directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice of Meeting. However, if any other matters properly come before the meeting, it is intended that the holders of proxies will vote thereon in their discretion.

                                          By order of the Board of Directors
                                             John G. Hritz
                                              Secretary

Middletown, Ohio
April 7, 1997

                         AK STEEL HOLDING CORPORATION

                        ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 15, 1997

                                   P R O X Y
                                   - - - - -

        The undersigned stockholder of AK Steel Holding Corporation (the "Company") hereby appoints Richard M. Wardrop, Jr., Richard E. Newsted and John
G. Hritz, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 15, 1997 and at any adjournments thereof, in accordance with the directions indicated herein.

                     (Continued and to be dated and signed on the reverse side.)


                                        AK STEEL HOLDING CORPORATION
                                        P.O. BOX 11224
                                        NEW YORK, N.Y. 10203-0224

        [      ]

1. To elect nine directors:     FOR all nominees
                                listed below                     [ ]


                                WITHHOLD AUTHORITY to vote
                                for all nominees listed below    [ ]


                                *EXCEPTIONS                      [ ]


Nominees: Allen Born, John A. Georges, Dr. Bonnie Guiton Hill, Robert H. Jenkins, Lawrence A. Leser, Robert E. Northam, Cyrus Tang, Dr. James A. Thomson and Richard M. Wardrop, Jr.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           ---------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED. IF NO INDICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THOSE NOMINEES.

And to transact such other business as may properly come before the meeting or any adjournments thereof.


                                                Change of Address or
                                                Comments Mark Here      [ ]


                                The form must be signed by the person in whose name the relevant Certificate is registered on the books of the Company. In the case of a Corporation the Form should be executed by a duly authorized Officer or Attorney.

                                DATE

                                SIGNATURE

                                VOTERS MUST BE INDICATED
                                (X) IN BLACK OR BLUE INK.               [ ]

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.